UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 16, 2009

KILROY REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-12675	95-4598246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200, Los Angeles, California  90064
                                   (Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (310) 481-8400

  N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Promotion of Tyler H. Rose

On December 16, 2009, Tyler H. Rose was promoted to Executive Vice President and Chief Financial Officer of Kilroy Realty Corporation (the “Company”).  Mr. Rose is succeeding Mr. Richard E. Moran Jr. who will be leaving the employ of the Company on December 31, 2009.

Biographical information for Mr. Rose can be located in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Proxy Statement filed with the Securities and Exchange Commission on April 13, 2009.

Resignation of Richard E. Moran Jr.

On December 16, 2009, Mr. Moran resigned his position as Executive Vice President, Chief Financial Officer and Secretary of the Company for personal reasons.   His official date of separation from the Company as an employee is December 31, 2009.

The Company entered into a Separation Agreement and Release with Mr. Moran (the “Separation Agreement”) on December 16, 2009.  In the Separation Agreement, the parties agreed that Mr. Moran is entitled to the separation payments and benefits set forth in Section 6(c) of the Employment Agreement, as amended (as previously filed on Form 8-K dated March 22, 2007 and Exhibit 10.61 to Form 10-K filed on February 12, 2009) based on a termination due to disability.

Under the terms of the Separation Agreement, Mr. Moran is also entitled to receive (i) financial assistance with unreimbursed medical expenses and medical premiums incurred by Mr. Moran and his spouse from 2010 to 2014, up to a maximum of $250,000, (ii) reimbursement for expenses incurred in 2010 that are related to tax and financial planning services, up to a maximum of $39,145 and (iii) $240,000 as an additional past service, loyalty and cooperation bonus.  In exchange Mr. Moran agreed to cooperate with the Company in transitioning his responsibilities and duties and with respect to any legal or operational matters as the Company may request.  The Separation Agreement also contained a general release of claims and covenant not to sue the Company by Mr. Moran, in addition to which, Mr. Moran is bound by customary confidentiality, non-solicitation, non-disparagement and related restrictions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KILROY REALTY CORPORATION
Date: December 21, 2009
	By:	/s/ Heidi R. Roth
Heidi R. Roth
Senior Vice President and Controller